Exhibit 99.3

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL ANNOUNCE SIGNING OF BINDING LETTER OF INTENT TO ACQUIRE BIOFRONTERA DISCOVERY GmbH

San Diego, CA – March 1, 2005 – Discovery Partners International, Inc. (NASDAQ: DPII) announced today that it has signed a binding letter of intent, subject to confirmatory due diligence, to acquire Biofrontera Discovery GmbH, based in Heidelberg, Germany, the natural products drug discovery subsidiary of Biofrontera AG, a privately held specialty pharma business.

With the acquisition of Biofrontera Discovery, which will be managed as part of DPI’s Integrated Drug Discovery operations based in Basel, Switzerland, Discovery Partners International will substantially enhance its range of capabilities by adding highly diverse libraries of natural compounds, fermentation and isolation of natural products, structural elucidation as well as medicinal chemistry capabilities in Europe.  “We are extremely pleased to have identified an operation so complementary to our discovery capabilities,” commented Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  “The addition of Biofrontera Discovery will allow current and future collaborators of DPI to access a broader drug discovery capabilities that can offer the best in small molecule synthetic chemistry and profound knowledge in natural compound chemistry,” concluded Pigliucci.

The financial impact of the acquisition, which is expected to close in the next thirty days, will be discussed during Discovery Partners’ conference call reviewing the fourth quarter and year end 2004 financial results.  The conference call will be publicly available via the Internet beginning with a live webcast at 11:00 a.m. Eastern time, on Tuesday, March 1, 2005 on Discovery Partners’ website at http://www.discoverypartners.com.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  DPI has actively contributed to dozens of drug discovery collaborations, working on many of the most promising new biological target areas for the biotech and pharmaceutical industries.  Discovery Partners International is headquartered in San Diego, California.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties regarding whether the proposed acquisition will be completed, whether Discovery Partners will realize the potential benefits of the proposed acquisition of Biofrontera Discovery if the acquisition is completed and the financial impact of the acquisition on Discovery Partners, as well as risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including the risks and uncertainties that are more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

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